EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
   Integral Vision, Inc.
   Farmington Hills, MI

We consent to the incorporation by reference in Registration Statement 333-113519 on Form S-8 dated March 11, 2004, Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated March 19, 2003, with respect to the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2002, and the financial statement schedule for the year ended December 31, 2002, of Integral Vision, Inc. and Subsidiary included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/S/ Moore Stephens Doeren Mayhew

Troy, Michigan
March 28, 2005